Exhibit 23(c)


                           [ERNST & YOUNG LETTERHEAD]





                         Consent of Independent Auditors







We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Proffitt's, Inc. (Form S-4) pertaining to the proposed merger with Parisian, Inc. and to the incorporation by reference therein of our report dated March 3, 1994 (with respect to the consolidated statements of earnings, shareholders' equity, and cash flows of Younkers, Inc. for the year ended January 29, 1994, not separately presented), appearing in the Annual Report (Form 10-K) of Proffitt's, Inc. for the year ended February 3, 1996, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

                                                           /s/ Ernst & Young LLP

Des Moines, Iowa
July 24, 1996